Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-86522, No. 33-94224, No. 33-09259, No. 333-32955, No. 333-40252, No. 333-56484, No. 333-64574, No. 333-40246, No. 333-99405 and No. 333-99401) of The Sports Authority, Inc. of our report dated March 7, 2003, with respect to the consolidated financial statements of The Sports Authority, Inc. included in this Annual Report (Form 10-K) for the year ended February 1, 2003.

/s/    ERNST & YOUNG LLP

Miami, Florida

April 1, 2003